Exhibit 99.1

AVEANNA HEALTHCARE HOLDINGS ANNOUNCES SECOND

QUARTER FINANCIAL RESULTS AND REVISED 2026 GUIDANCE

•
Second Quarter Revenue was $670.5 million, a 13.7% increase over the prior year period
•
Second Quarter Net income was $40.3 million compared to $27.0 million for the prior year period
•
Adjusted EBITDA for Q2 2026 was $95.4 million, an 8.0% increase over the prior year period
•
Increased Full Year 2026 Revenue guidance to greater than $2.68 billion, updated from between $2.63 and $2.65 billion
o
Increased Full Year 2026 Adjusted EBITDA guidance to greater than $365 million, updated from between $338 and $342 million

Atlanta, Georgia (August 13, 2026) – Aveanna Healthcare Holdings Inc. (NASDAQ: AVAH), a leading, diversified home care platform focused on providing care to medically complex, high-cost patient populations, today announced financial results for the three and six-month periods ended July 4, 2026.

Jeff Shaner, Chief Executive Officer, commented, “Our second quarter results demonstrate the momentum across Aveanna and our ability to consistently deliver sustained year-over-year growth. Revenue and Adjusted EBITDA increased 13.7% and 8.0%, respectively, compared to the prior-year period, reflecting our strong organic growth across all three business segments. Our results reinforce the strength of our operating model, the continued success of our Preferred Payor and Government Affairs strategies, and the dedication of our team to deliver exceptional care to patients and families. Given our performance in the first half of the year and confidence in our outlook, we are pleased to raise our 2026 revenue and Adjusted EBITDA guidance.”

Three-Month Periods Ended July 4, 2026 and June 28, 2025

Revenue was $670.5 million for the three-month period ended July 4, 2026, as compared to $589.6 million for the three-month period ended June 28, 2025, an increase of $80.9 million, or 13.7%. The overall increase in revenue was attributable to a $67.9 million increase in PDS segment revenue, an $8.9 million increase in HHH segment revenue, and a $4.1 million increase in MS segment revenue compared to the second quarter of 2025.

Gross margin was $218.5 million, or 32.6% of revenue, for the three-month period ended July 4, 2026, as compared to $210.8 million, or 35.8% of revenue, for the three-month period ended June 28, 2025, an increase of $7.7 million, or 3.7%.

Net income was $40.3 million or 6.0% of revenue, for the three-month period ended July 4, 2026, as compared to net income of $27.0 million, or 4.6% of revenue for the three-month period ended June 28, 2025. Net income per diluted share was $0.18 for the three-month period ended July 4, 2026, as compared to net income per diluted share of $0.13 for the three-month period ended June 28, 2025. Adjusted net income per diluted share was $0.22 for the three-month period ended July 4, 2026, as compared to adjusted net income per diluted share of $0.18 for the three-month period ended June 28, 2025. See "Non-GAAP Financial Measures - Adjusted net income and Adjusted net income per diluted share" below.

Adjusted EBITDA was $95.4 million, or 14.2% of revenue, for the three-month period ended July 4, 2026, as compared to $88.4 million, or 15.0% of revenue, for the three-month period ended June 28, 2025, an increase of $7.1 million or 8.0%. See "Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA" below.

Six-Month Periods Ended July 4, 2026 and June 28, 2025

Revenue was $1,318.4 million for the six-month period ended July 4, 2026, as compared to $1,148.8 million for the six-month period ended June 28, 2025, an increase of $169.6 million, or 14.8%. The overall increase in revenue was attributable to a $143.6 million increase in PDS segment revenue, an $18.8 million increase in HHH segment revenue, and a $7.3 million increase in MS segment revenue compared to the first six months of 2025.

Gross margin was $424.0 million, or 32.2% of revenue, for the six-month period ended July 4, 2026, as compared to $394.4 million, or 34.3% of revenue, for the six-month period ended June 28, 2025, an increase of $29.6 million, or 7.5%.

Net income was $81.9 million or 6.2% of revenue for the six-month period ended July 4, 2026, as compared to net income of $32.2 million or 2.8% of revenue for the six-month period ended June 28, 2025. Net income per diluted share was $0.37 for the six-month period ended July 4, 2026, as compared to net income per diluted share of $0.16 for the six-month period ended June 28, 2025. Adjusted net income per diluted share was $0.40 for the six-month period ended July 4, 2026, as compared to adjusted net income per diluted share of $0.28 for the six-month period ended June 28, 2025. See "Non-GAAP Financial Measures - Adjusted net income and Adjusted net income per diluted share" below.

Adjusted EBITDA was $179.8 million, or 13.6% of revenue, for the six-month period ended July 4, 2026, as compared to $155.7 million, or 13.6% of revenue, for the six-month period ended June 28, 2025, an increase of $24.1 million or 15.4%. See "Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA" below.

Liquidity, Cash Flow, and Debt

•
As of July 4, 2026, we had cash of $97.2 million and incremental borrowing capacity of $110.0 million under our securitization facility. Our revolver was undrawn, with approximately $225.5 million of borrowing capacity and approximately $24.5 million of outstanding letters of credit.
•
Net cash provided by operating activities was $85.3 million for the six-month period ended July 4, 2026. Free cash flow was $75.4 million for the six-month period ended July 4, 2026. See “Non-GAAP Financial Measures - Free cash flow” below.
•
As of July 4, 2026 we had total indebtedness of $1,483.4 million. Our interest rate exposure under our credit facilities is currently hedged with the following instruments:
o
$520.0 million notional amount of interest rate caps that cap our exposure to SOFR at 4.00%, and
o
$880.0 million notional amount of interest rate caps that cap our exposure to SOFR at 2.96%.

Matt Buckhalter, Chief Financial Officer, commented “Aveanna's second quarter results continued our momentum with our team executing at a high level across all three divisions. During the quarter, we delivered revenue of $670.5 million and Adjusted EBITDA of $95.4 million. These results, combined with the acquisition of Family First and the successful repricing of our credit facility demonstrate the strength of our platform and our commitment to sustainable growth while delivering high-quality care to the patients and families we serve. Our increased 2026 guidance, including revenue of greater than $2.68 billion and Adjusted EBITDA of greater than $365 million, underscores the strength of our business model and the opportunities ahead as we continue to execute on our strategic initiatives.”

Full Year 2026 Guidance

The following is our guidance reflecting our increased expectations for revenue and Adjusted EBITDA for the full fiscal year 2026 (year ending January 2, 2027):

•
Revenue of greater than $2.68 billion, updated from between $2.63 and $2.65 billion.

Consistent with prior practice, we are not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with our interest rate caps.

•
Adjusted EBITDA of greater than $365 million, updated from between $338 and $342 million.

Non-GAAP Financial Measures

In addition to our results of operations prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we also evaluate our financial performance using EBITDA, Adjusted EBITDA, Field contribution, Field contribution margin, Adjusted net income or loss, Adjusted net income or loss per diluted share, and Free cash flow. Given our determination of adjustments in arriving at our computations, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness, gross margin, gross margin percentage or any other financial measures calculated in accordance with GAAP. The reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in the financial tables below.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as net income or loss. Rather, we present EBITDA and Adjusted EBITDA as supplemental measures of our performance. We define EBITDA as net income or loss before interest expense, net; income tax expense or benefit; and depreciation and amortization. We define Adjusted EBITDA as EBITDA, adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by management to not be indicative of the performance of our core operations, including impairments of goodwill, intangible assets, and other long-lived assets; non-cash, share-based compensation and associated employer payroll taxes; loss on extinguishment of debt; fees related to debt modifications; the effect of interest rate derivatives; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; restructuring costs; other legal matters; and other system transition costs, professional fees and other costs. As non-GAAP financial measures, our computations of EBITDA and Adjusted EBITDA may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe our computations of EBITDA and Adjusted EBITDA are helpful in highlighting trends in our core operating performance. In determining which adjustments are made to arrive at EBITDA and Adjusted EBITDA, we consider both (1) certain non-recurring, infrequent, non-cash or unusual items, which can vary significantly from year to year, as well as (2) certain other items that may be recurring, frequent, or settled in cash but which we do not believe are indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to assess operating performance and make business decisions.

We have incurred substantial acquisition-related costs and integration costs. The underlying acquisition activities take place over a defined timeframe, have distinct project timelines and are incremental to activities and costs that arise in the ordinary course of our business. Therefore, we believe it is important to exclude these costs from our Adjusted EBITDA because it provides us a normalized view of our core, ongoing operations after integrating our acquired companies, which we believe is an important measure in assessing our performance.

Field contribution and Field contribution margin

Field contribution and Field contribution margin are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as gross margin and gross margin percentage. Rather, we present Field contribution and Field contribution margin as supplemental measures of our performance. We define Field contribution as gross margin less branch and regional administrative expenses. Field contribution margin is Field contribution as a percentage of revenue. As non-GAAP financial measures, our computations of Field contribution and Field contribution margin may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of these measures impracticable.

Field contribution and Field contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to gross margin, gross margin percentage, net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP.

Management believes Field contribution and Field contribution margin are helpful in highlighting trends in our core operating performance and evaluating trends in our branch and regional results, which can vary from year to year. We use Field contribution and Field contribution margin to make business decisions and assess the operating performance and results delivered by our core field operations, prior to corporate and other costs not directly related to our field operations. These metrics are also important because they guide us in determining whether or not our branch and regional administrative expenses are appropriately sized to support our caregivers and direct patient care operations. Additionally, Field contribution and Field contribution margin determine how effective we are in managing our field supervisory and administrative costs associated with supporting our provision of services and sale of products.

Adjusted net income and Adjusted net income per diluted share

Adjusted net income represents net income as adjusted for the impact of GAAP income tax, goodwill, intangible and other long-lived asset impairment charges, non-cash share-based compensation expense, loss on extinguishment of debt, fees related to debt modifications; interest rate derivatives, acquisition-related costs, integration costs, legal costs, restructuring costs, other legal matters, other system transition costs, professional fees and certain other miscellaneous items on a pre-tax basis. Adjusted net income includes a provision for income taxes derived utilizing a combined statutory tax rate. The combined statutory tax rate is our estimate of our long-term tax rate. The most comparable GAAP measure is net income.

Adjusted net income per diluted share represents adjusted net income on a per diluted share basis using the weighted-average number of diluted shares outstanding for the period. The most comparable GAAP measure is net income per share, diluted.

Adjusted net income and adjusted net income per diluted share are important to us because they allow us to assess financial results, exclusive of the items mentioned above that are not operational in nature or comparable to those of our competitors.

Free cash flow

Free cash flow is a liquidity measure that represents operating cash flow, adjusted for the impact of purchases of property, equipment and software, proceeds from issuance of term loans, net of debt issuance costs, principal payments on term loans, notes payable and financing leases, and settlements with swap counterparties. The most comparable GAAP measure is cash flow from operations.

We believe free cash flow is helpful in highlighting the cash generated or used by the Company, after taking into consideration mandatory payments on term loans, notes payable and financing leases, as well as cash needed for non-acquisition related capital expenditures, and cash paid to or received from derivative counterparties.

Conference Call

Aveanna will host a conference call on Thursday, August 13, 2026, at 10:00 a.m. Eastern Time to discuss our second quarter results. The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A telephonic replay of the conference call will be available until August 20, 2026, by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13760758. A live webcast of our conference call will also be available under the Investor Relations section of our website: https://ir.aveanna.com/. The online replay will also be available for one week following the call.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements (other than statements of historical facts) in this press release regarding our prospects, plans, financial position, business strategy and expected financial and operational results may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “would,” “predict,” “project,” “potential,” “continue,” “could,” “design,” “guidance,” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, such as intense competition among home health, hospice and durable medical equipment companies; our ability to maintain relationships with existing patient referral sources; our ability to have services funded from third-party payers, including Medicare, Medicaid and private health insurance companies, including as a result of changes to Medicaid to be implemented under the One Big Beautiful Bill Act; changes to Medicare or Medicaid rates or methods governing Medicare or Medicaid payments, and the implementation of alternative payment models, including but not limited to Medicare Advantage, Managed Care Organization, managed Medicaid, and other forms of managed care; any downward pressure on reimbursement resulting from further proliferation of Medicare Advantage plans; our limited ability to control reimbursement rates received for our services; delays in collection or non-collection of our patient accounts receivable, particularly during the business integration process, or when transitioning between systems associated with clinical data collection and submission, as well as billing and collection systems; healthcare reform and other regulations, including risks related to the proposed rule issued for the home health prospective payment system by Centers for Medicare & Medicaid Services; changes in the case-mix of our patients, as well as payer mix and payment methodologies; any reduction in net reimbursement if we do not effectively implement value-based care programs; the possibility that our business, financial condition and results of operations may be materially adversely affected by public health emergencies, such as a pandemic or other infectious disease outbreak; shortages in qualified employees and management and competition for qualified personnel; any failure to maintain the security and functionality of our information systems or to defend against or otherwise prevent a cybersecurity attack or breach; our substantial indebtedness, which increases our vulnerability to general adverse economic and industry conditions and may limit our ability to pursue strategic alternatives and react to changes in our business and industry; our ability to identify, obtain financing for, acquire and integrate strategic and accretive businesses or assets; risks related to legal proceedings, claims and governmental inquiries given that the nature of our business exposes us to various liability claims, which may exceed the level of our insurance coverage, and other risks set forth under the heading “Risk Factors” in Aveanna’s Annual Report on Form 10-K for its 2025 fiscal year filed with the Securities and Exchange Commission on March 19, 2026, which is available at www.sec.gov. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may prove to be incorrect or imprecise. Accordingly, forward-looking statements included in this press release do not purport to be predictions of future events or circumstances, and actual results may differ materially from those expressed by forward-looking statements. All forward-looking statements speak only as of the date made, and Aveanna undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Aveanna Healthcare

Aveanna Healthcare is headquartered in Atlanta, Georgia and has locations in 39 states providing a broad range of pediatric and adult healthcare services, primarily focused on care in the home, including nursing, hospice, rehabilitation, occupational nursing in schools, therapy, and day treatment center services for medically complex and chronically ill children and adults, as well as delivery of enteral nutrition and other products to patients. In addition, the Company provides respite healthcare services, which are temporary care provider services provided in relief of the patient’s normal caregiver. The Company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization. For more information, please visit www.aveanna.com.

Cash Flow and Information about Indebtedness

The following table sets forth a summary of our cash flows from operating, investing, and financing activities for the periods presented:

	For the six-month periods ended
(dollars in thousands)	July 4, 2026	June 28, 2025
Net cash provided by operating activities	$85,277	$42,937
Net cash used in investing activities	$(179,924)	$(18,330)
Net cash used in financing activities	$(1,417)	$(8,157)
Cash and cash equivalents at beginning of period	$193,260	$84,288
Cash and cash equivalents at end of period	$97,196	$100,738

The following table presents our long-term indebtedness as of July 4, 2026:

(dollars in thousands)
Instrument	Interest Rate	July 4, 2026
2026 Term Loans (1)	S + 3.00%	$1,318,375
2026 Refinancing Revolving Credit Facility (1)	S + 3.00%	-
Securitization Facility (1)	S + 2.50%	165,000
Total indebtedness		$1,483,375
(1) S = One-month SOFR

Results of Operations

The following table summarizes our consolidated results of operations for the periods indicated (amounts in thousands, except per share data):

	For the three-month periods ended		For the six-month periods ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Revenue	$670,483	$589,553	$1,318,398	$1,148,777
Cost of revenue, excluding depreciation and amortization	451,958	378,753	894,445	754,419
Branch and regional administrative expenses	97,079	90,069	192,871	181,456
Corporate expenses	34,083	34,529	68,239	72,034
Depreciation and amortization	2,849	2,617	5,893	5,211
Acquisition-related costs	4,390	3,400	7,500	3,506
Other operating expense	144	151	144	316
Operating income	79,980	80,034	149,306	131,835
Interest income	1,259	129	2,917	261
Interest expense	(27,776)	(36,003)	(56,934)	(72,338)
Other income (expense)	3,010	(22)	6,159	(5,472)
Income before income taxes	56,473	44,138	101,448	54,286
Income tax expense	(16,180)	(17,113)	(19,502)	(22,068)
Net income	$40,293	$27,025	$81,946	$32,218
Net income per share:
Net income per share, basic	$0.19	$0.13	$0.38	$0.16
Weighted average shares of common stock outstanding, basic	217,799	200,968	216,197	197,819
Net income per share, diluted	$0.18	$0.13	$0.37	$0.16
Weighted average shares of common stock outstanding, diluted	224,864	210,442	223,482	206,763

The following tables summarize our consolidated key performance measures, including Field contribution and Field contribution margin, which are non-GAAP measures, for the periods indicated:

	For the three-month periods ended
(dollars in thousands)	July 4, 2026	June 28, 2025	Change	% Change
Revenue	$670,483	$589,553	$80,930	13.7%
Cost of revenue, excluding depreciation and amortization	451,958	378,753	73,205	19.3%
Gross margin	$218,525	$210,800	$7,725	3.7%
Gross margin percentage	32.6%	35.8%		-3.2%	(1)
Branch and regional administrative expenses	97,079	90,069	7,010	7.8%
Field contribution	$121,446	$120,731	$715	0.6%
Field contribution margin	18.1%	20.5%
Corporate expenses	$34,083	$34,529	$(446)	-1.3%
As a percentage of revenue	5.1%	5.9%
Operating income	$79,980	$80,034	$(54)	-0.1%
As a percentage of revenue	11.9%	13.6%

	For the six-month periods ended
(dollars in thousands)	July 4, 2026	June 28, 2025	Change	% Change
Revenue	$1,318,398	$1,148,777	$169,621	14.8%
Cost of revenue, excluding depreciation and amortization	894,445	754,419	140,026	18.6%
Gross margin	$423,953	$394,358	$29,595	7.5%
Gross margin percentage	32.2%	34.3%		-2.1%	(1)
Branch and regional administrative expenses	192,871	181,456	11,415	6.3%
Field contribution	$231,082	$212,902	$18,180	8.5%
Field contribution margin	17.5%	18.5%
Corporate expenses	$68,239	$72,034	$(3,795)	-5.3%
As a percentage of revenue	5.2%	6.3%
Operating income	$149,306	$131,835	$17,471	13.3%
As a percentage of revenue	11.3%	11.5%
(1)
Represents the change in margin percentage year over year (or quarter over quarter).

The following tables summarize our key performance measures by segment for the periods indicated:

	PDS
	For the three-month periods ended
(dollars and hours in thousands)	July 4, 2026	June 28, 2025	Change	% Change
Revenue	$553,929	$486,012	$67,917	14.0%
Cost of revenue, excluding depreciation and amortization	394,047	328,078	65,969	20.1%
Gross margin	$159,882	$157,934	$1,948	1.2%
Gross margin percentage	28.9%	32.5%		-3.6%	(4)
Hours	12,413	11,053	1,360	12.3%
Revenue rate	$44.62	$43.97	$0.65	1.7%	(1)
Cost of revenue rate	$31.74	$29.68	$2.06	7.8%	(2)
Spread rate	$12.88	$14.29	$(1.41)	-11.1%	(3)

	HHH
	For the three-month periods ended
(dollars and admissions/episodes in thousands)	July 4, 2026	June 28, 2025	Change	% Change
Revenue	$69,023	$60,112	$8,911	14.8%
Cost of revenue, excluding depreciation and amortization	31,837	27,048	4,789	17.7%
Gross margin	$37,186	$33,064	$4,122	12.5%
Gross margin percentage	53.9%	55.0%		-1.1%	(4)
Home health total admissions (5)	10.5	9.8	0.7	7.1%
Home health episodic admissions (6)	8.5	7.3	1.2	16.4%
Home health total episodes (7)	14.7	12.4	2.3	18.5%
Home health episodic mix (8)	81.0%	74.5%		6.5%	(10)
Home health revenue per completed episode (9)	$3,202	$3,231	$(29)	-0.9%

	MS
	For the three-month periods ended
(dollars and UPS in thousands)	July 4, 2026	June 28, 2025	Change	% Change
Revenue	$47,531	$43,429	$4,102	9.4%
Cost of revenue, excluding depreciation and amortization	26,074	23,627	2,447	10.4%
Gross margin	$21,457	$19,802	$1,655	8.4%
Gross margin percentage	45.1%	45.6%		-0.5%	(4)
Unique patients served (“UPS”)	95	91	4	4.4%
Revenue rate	$500.33	$477.24	$23.09	5.0%	(1)
Cost of revenue rate	$274.46	$259.64	$14.82	6.0%	(2)
Spread rate	$225.87	$217.60	$8.27	4.0%	(3)

	PDS
	For the six-month periods ended
(dollars and hours in thousands)	July 4, 2026	June 28, 2025	Change	% Change
Revenue	$1,089,581	$946,010	$143,571	15.2%
Cost of revenue, excluding depreciation and amortization	780,464	653,391	127,073	19.4%
Gross margin	$309,117	$292,619	$16,498	5.6%
Gross margin percentage	28.4%	30.9%		-2.5%	(4)
Hours	24,469	21,940	2,529	11.5%
Revenue rate	$44.53	$43.12	$1.41	3.7%	(1)
Cost of revenue rate	$31.90	$29.78	$2.12	7.9%	(2)
Spread rate	$12.63	$13.34	$(0.71)	-5.9%	(3)

	HHH
	For the six-month periods ended
(dollars and admissions/episodes in thousands)	July 4, 2026	June 28, 2025	Change	% Change
Revenue	$135,632	$116,845	$18,787	16.1%
Cost of revenue, excluding depreciation and amortization	62,670	53,041	9,629	18.2%
Gross margin	$72,962	$63,804	$9,158	14.4%
Gross margin percentage	53.8%	54.6%		-0.8%	(4)
Home health total admissions (5)	21.5	19.5	2.0	10.3%
Home health episodic admissions (6)	17.4	14.8	2.6	17.6%
Home health total episodes (7)	29.6	24.5	5.1	20.8%
Home health episodic mix (8)	80.9%	75.9%		5.0%	(10)
Home health revenue per completed episode (9)	$3,185	$3,193	$(8)	-0.3%

	MS
	For the six-month periods ended
(dollars and UPS in thousands)	July 4, 2026	June 28, 2025	Change	% Change
Revenue	$93,185	$85,922	$7,263	8.5%
Cost of revenue, excluding depreciation and amortization	51,311	47,987	3,324	6.9%
Gross margin	$41,874	$37,935	$3,939	10.4%
Gross margin percentage	44.9%	44.2%		0.7%	(4)
Unique patients served (“UPS”)	188	180	8	4.4%
Revenue rate	$495.66	$477.34	$18.32	4.1%	(1)
Cost of revenue rate	$272.93	$266.59	$6.34	2.5%	(2)
Spread rate	$222.73	$210.75	$11.98	6.0%	(3)

(1)
Represents the period over period change in revenue rate, plus the change in revenue rate attributable to the change in volume.
(2)
Represents the period over period change in cost of revenue rate, plus the change in cost of revenue rate attributable to the change in volume.
(3)
Represents the period over period change in spread rate, plus the change in spread rate attributable to the change in volume.
(4)
Represents the change in margin percentage year over year (or quarter over quarter).
(5)
Represents home health episodic and other admissions.
(6)
Represents home health episodic admissions.
(7)
Represents episodic admissions and recertifications.
(8)
Represents the ratio of home health episodic admissions to home health total admissions.
(9)
Represents Medicare revenue per completed episode.
(10)
Represents the change in home health episodic mix year over year (or quarter over quarter).

The following table reconciles gross margin and gross margin percentage to Field contribution and Field contribution margin:

	For the three-month periods ended		For the six-month periods ended
(dollars in thousands)	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Gross margin	$218,525	$210,800	$423,953	$394,358
Gross margin percentage	32.6%	35.8%	32.2%	34.3%
Branch and regional administrative expenses	97,079	90,069	192,871	181,456
Field contribution	$121,446	$120,731	$231,082	$212,902
Field contribution margin	18.1%	20.5%	17.5%	18.5%
Revenue	$670,483	$589,553	$1,318,398	$1,148,777

The following table reconciles net income to EBITDA and Adjusted EBITDA:

	For the three-month periods ended		For the six-month periods ended
(dollars in thousands)	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Net income	$40,293	$27,025	$81,946	$32,218
Interest expense, net	26,517	35,874	54,017	72,077
Income tax expense	16,180	17,113	19,502	22,068
Depreciation and amortization	2,849	2,617	5,893	5,211
EBITDA	85,839	82,629	161,358	131,574
Goodwill, intangible and other long-lived asset impairment	145	153	121	319
Non-cash share-based compensation	4,135	5,159	8,282	16,155
Fees related to debt modifications	1,504	-	1,504	-
Interest rate derivatives (1)	(3,067)	(72)	(6,171)	5,523
Acquisition-related costs (2)	4,390	3,400	7,500	3,507
Integration costs (3)	1,246	2,269	2,669	2,543
Legal costs and settlements associated with acquisition matters (4)	1,362	639	3,418	1,678
Restructuring (5)	-	80	-	416
Other legal matters (6)	3	(6,014)	28	(5,938)
Other adjustments (7)	(122)	131	1,077	(50)
Total adjustments	$9,596	$5,745	$18,428	$24,153
Adjusted EBITDA	$95,435	$88,374	$179,786	$155,727

The following table reconciles net income to adjusted net income and presents adjusted net income per diluted share:

	For the three-month periods ended		For the six-month periods ended
(dollars in thousands, except share and per share data)	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Net income	$40,293	$27,025	$81,946	$32,218
Income tax expense	16,180	17,113	19,502	22,068
Goodwill, intangible and other long-lived asset impairment	145	153	121	319
Non-cash share-based compensation	4,135	5,159	8,282	16,155
Fees related to debt modifications	1,504	-	1,504	-
Interest rate derivatives (1)	(3,067)	(72)	(6,171)	5,523
Acquisition-related costs (2)	4,390	3,400	7,500	3,507
Integration costs (3)	1,246	2,269	2,669	2,543
Legal costs and settlements associated with acquisition matters (4)	1,362	639	3,418	1,678
Restructuring (5)	-	80	-	416
Other legal matters (6)	3	(6,014)	28	(5,938)
Other adjustments (7)	(122)	131	1,077	(50)
Total adjustments	25,776	22,858	37,930	46,221
Adjusted pre-tax income	66,069	49,883	119,876	78,439
Income tax expense on adjusted pre-tax income (8)	(16,517)	(12,471)	(29,969)	(19,610)
Adjusted net income	$49,552	$37,412	$89,907	$58,829
Weighted average shares outstanding, diluted	224,864	210,442	223,482	206,763
Adjusted net income per diluted share (9)	$0.22	$0.18	$0.40	$0.28

The following footnotes are applicable to tables above that reconcile (i) net income to EBITDA and Adjusted EBITDA and (ii) net income to adjusted net income.

(1)
Represents valuation adjustments and settlements associated with interest rate derivatives that are not included in interest expense, net. Such items are included in other income (expense).
(2)
Represents transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, and finance and accounting diligence and documentation, as presented on the Company’s consolidated statements of operations.
(3)
Represents (i) costs associated with our Integration Management Office, which focuses on our integration efforts and transformational projects such as systems conversions and implementations, material cost reduction and restructuring projects, among other things, of $0.5 million and $0.9 million for the three and six-month periods ended July 4, 2026, respectively, and $0.5 million and $0.7 million for the three and six-month periods ended June 28, 2025, respectively; and (ii) transitionary costs incurred to integrate acquired companies into our field and corporate operations of $0.7 million and $1.8 million for the three and six-month periods ended July 4, 2026, respectively, and $1.8 million for both the three and six-month periods ended June 28, 2025, respectively. Transitionary costs incurred to integrate acquired companies include IT consulting costs and related integration support costs; salary, severance and retention costs associated with duplicative acquired company personnel until such personnel are exited from the Company; accounting, legal and consulting costs; expenses and impairments related to the closure and consolidation of overlapping markets of acquired companies, including lease termination and relocation costs; costs associated with terminating legacy acquired company contracts and systems; and one-time costs associated with rebranding our acquired companies and locations to the Aveanna brand.
(4)
Represents legal and forensic costs, as well as settlements associated with resolving legal matters arising during or as a result of our acquisition-related activities. This primarily includes (i) costs of $1.1 million and $2.6 million for the three and six-month periods ended July 4, 2026, respectively, and $0.4 million and $1.3 million for the three and six-month periods ended June 28, 2025, respectively, to comply with the U.S. Department of Justice, Antitrust Division’s grand jury subpoena related to nurse wages and hiring activities in certain of our markets, in connection with a terminated transaction.
(5)
Represents costs associated with restructuring our branch and regional administrative footprint as well as our corporate overhead infrastructure costs in order to appropriately size our resources to current volumes, including: (i) branch and regional salary and severance costs; (ii) corporate salary and severance costs; and (iii) rent and lease termination costs associated with the closure of certain office locations.
(6)
Represents activity related to accrued legal settlements and the related costs and expenses associated with certain judgments and arbitration awards rendered against the Company where certain insurance coverage is in dispute. The Company released a legal reserve related to a certain accrued legal settlement during the three and six-month period ended June 28, 2025.

(7)
Represents: (i) other costs or (income) that are either non-cash or non-core to the Company’s ongoing operations of $(0.1) million and $1.1 million for the three and six-month periods ended July 4, 2026, respectively, and $0.1 million and $(0.1) million for the three and six-month periods ended June 28, 2025, respectively.
(8)
Derived utilizing a combined federal and state statutory rate of 25% for the three and six-month periods ended July 4, 2026, and June 28, 2025, respectively, and applied to the respective adjusted pre-tax income.
(9)
Adjustments used to reconcile net income per diluted share on a GAAP basis to adjusted net income per diluted share are comprised of the same adjustments, inclusive of the tax impact, used to reconcile net income to adjusted net income divided by the weighted-average diluted shares outstanding during the period.

The following table reconciles net income to adjusted net income and presents adjusted net income per diluted share:

	For the three-month periods ended				For the six-month periods ended
	July 4, 2026		June 28, 2025		July 4, 2026		June 28, 2025
(dollars in thousands)	Dollars	Per Diluted Share	Dollars	Per Diluted Share	Dollars	Per Diluted Share	Dollars	Per Diluted Share
Net income	$40,293	$0.18	$27,025	$0.13	$81,946	$0.37	$32,218	$0.16
Total adjustments (1)	25,776	0.11	22,858	0.11	37,930	0.16	46,221	0.21
Income tax expense on adjusted pre-tax income	(16,517)	(0.07)	(12,471)	(0.06)	(29,969)	(0.13)	(19,610)	(0.09)
Adjusted net income	$49,552	$0.22	$37,412	$0.18	$89,907	$0.40	$58,829	$0.28

(1) Total adjustments agree to the net income to adjusted net income table above.

The table below reflects the increase or decrease, and aggregate impact, to the line items included on our consolidated statements of operations based upon the adjustments used in arriving at Adjusted EBITDA from EBITDA for the periods indicated.

	For the three-month periods ended		For the six-month periods ended
(dollars in thousands)	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Cost of revenue, excluding depreciation and amortization	$345	$(5,878)	$(13)	$(5,578)
Branch and regional administrative expenses	1,485	1,599	3,504	4,837
Corporate expenses	6,243	6,451	13,453	15,599
Acquisition-related costs	4,390	3,400	7,500	3,506
Other operating expense	-	109	-	47
Other income (expense)	(2,867)	64	(6,016)	5,742
Total adjustments	$9,596	$5,745	$18,428	$24,153

The following table reconciles the net cash provided by operating activities to free cash flow:

For the six-month period ended
(dollars in thousands)	July 4, 2026
Net cash provided by operations	$85,277
Purchases of property and equipment, and software	(5,847)
Principal payments of term loans	(3,312)
Principal payments of notes payable	(4,961)
Settlements with swap counterparties	4,268
Free cash flow	$75,425